UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2017

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
800 South Street, Suite 230, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

(617) 375-3006

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2017, the board of directors of the registrant was expanded to seven persons, and, on June 12, 2017, James Parmelee became a member of the registrant’s board of directors. Mr. Parmelee currently serves as an advisor to several privately held technology companies providing corporate development and business development services.

Previously, Mr. Parmelee was a Partner in Peak Ten Management (formerly Lanexa Management), a long/short equity fund backed by Tiger Management LLC.  Mr. Parmelee’s primary responsibilities included sourcing, analyzing and monitoring software, Internet and IT infrastructure investments. Prior to joining Peak Ten Management, Mr. Parmelee was a Partner in Union Square Advisors LLC, a strategic advisory firm.  He served as head of the firm’s global IT Infrastructure practice.  Mr. Parmelee was a data networking and telecommunications equipment research analyst, primarily at Credit Suisse First Boston, from 1992 to 2004.

Mr. Parmelee was elected to the registrant’s board of directors as a result of exercise of rights to appoint two members of the registrant’s board of directors held by Mast Credit Opportunities I Master Fund Limited, Mast OC I Master Fund LP, Mast Select Opportunities Master Fund LP, and Mast Admiral Master Fund LP under the Securities Purchase Agreement, dated June 28, 2013, that the registrant previously filed with the SEC. Mr. Parmelee is 51 years old and has no other items or relationships required to be disclosed by Item 401 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of June 15, 2017.

GREAT ELM CAPITAL GROUP, INC.

By:	/s/ James D. Wheat
James D. Wheat
Chief Financial Officer